Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	September 16, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Two Agreements to Acquire Mineral, Royalty and Overriding Royalty Interests

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that it has entered into two separate agreements to acquire mineral, royalty and overriding royalty interests.

On September 12, 2024, the Partnership entered into a non-taxable contribution and exchange agreement with unrelated third parties to acquire mineral, royalty and overriding royalty interests totaling approximately 14,529 net royalty acres located in 14 counties across New Mexico and Texas. Approximately 65% of the acreage is located in the Delaware Basin with the remaining 35% in the Midland Basin. Cash received by the contributing entities on or after July 1, 2024, will be contributed to the Partnership at closing. The contributing entities will convey their interests to the Partnership in exchange for 6,721,144 common units representing limited partnership interests in Dorchester Minerals, L.P. The acquisition is expected to close on September 30, 2024, subject to customary closing conditions.

On September 4, 2024, the Partnership entered into a non-taxable contribution and exchange agreement with an unrelated third party to acquire overriding royalty interests totaling approximately 1,204 net royalty acres located in Weld County, Colorado. Cash received by the contributing entity on or after July 1, 2024 will be contributed to the Partnership at closing. The contributing entity will convey its interests to the Partnership in exchange for 530,000 common units representing limited partnership interests in Dorchester Minerals, L.P. The acquisition is expected to close on September 30, 2024, subject to customary closing conditions.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.